UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2004

Paradigm Genetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30365	56-2047837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Alexander Drive, Research Triangle Park, North Carolina		27709
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 425-3000

Item 2.    Acquisition or Disposition of Assets.

On March 11, 2004, Paradigm Genetics, Inc. (“Paradigm” or the “Registrant”) completed its acquisition of TissueInformatics.Inc, a Delaware corporation (“TissueInformatics”). TissueInformatics merged with and into Paradigm with Paradigm continuing as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger among Paradigm, TissueInformatics and TVM V Life Science Ventures GmbH & Co., KG dated January 29, 2004 and as amended on March 10, 2004 (the “Merger Agreement”).

Upon the closing of the merger, Paradigm issued approximately 3.4 million shares of its previously unissued common stock to holders of TissueInformatics common stock, Series A Preferred Stock and Series B Preferred Stock. As a result of the merger, at the closing: (i) each share of TissueInformatics’ common stock was converted into the right to receive .0851855 shares of Paradigm common stock; (ii) each share of TissueInformatics’ Series A Preferred Stock was converted into the right to receive .0570184 shares of Paradigm common stock; and (iii) each share of TissueInformatics’ Series B Preferred Stock was converted into the right to receive .1840393 shares of Paradigm common stock, each together with cash for fractional shares. Twenty percent of all closing shares were deposited in an escrow account to secure the indemnification obligations of the TissueInformatics’ stockholders for a two year period.

Paradigm assumed all outstanding options under the TissueInformatics 2001 Stock Option Plan and all outstanding TissueInformatics warrants which, following the closing, will be exercisable for 214,097 shares of Paradigm common stock and a portion of “earn-out” shares described below. Each such option and warrant is now exercisable for a number of shares of Paradigm’s common stock and for an exercise price determined by the common stock exchange ratio above.

Approximately 2.88 million additional shares of Paradigm common stock are available to former TissueInformatics stockholders, option holders and warrant holders on an “earn-out” basis for the successful achievement of milestones on or before December 31, 2004. These milestones are tied to the attainment of specified revenue levels and new research contracts with certain corporate customers and are as set forth on Exhibit D to the Merger Agreement, filed herewith as Exhibits 2.1 and 2.2.

All shares of Paradigm common stock issued at closing or to be issued upon achievement of milestone events are subject to a one-year lock-up period measured from the closing date of the merger.

Item 7.    Financial Statements and Exhibits.

(a)	Financial statements of the business acquired.

(1)    The balance sheet of TissueInformatics at December 31, 2003, the statement of income, cash flows and shareholders’ equity of TissueInformatics for the year ended December 31, 2003, the notes to the financial statements for the above referenced balance sheet, statement of income, statement of cash flows and statement of shareholders’ equity and the related report of the independent auditor of TissueInformatics, will be filed by amendment within 60 days after the date that this initial report must be filed.

(b)	Pro forma financial information.

(1)    The unaudited pro forma condensed combined financial statements of Paradigm giving effect to the merger as a purchase of TissueInformatics by Paradigm in accordance with Article 11 of Regulation S-X (17 C.F.R. Section 210.11 (2000)), including the unaudited pro forma condensed combined balance sheet combining the historical balance sheets of Paradigm and TissueInformatics as of the twelve months ended December 31, 2003, giving effect to the merger as if it occurred on December 31, 2003, and the unaudited pro forma condensed combined statements of income of Paradigm and TissueInformatics for the year ended December 31, 2003 after giving effect to the merger as if it occurred on January 1, 2002, will be filed by amendment within 60 days after the date that this initial report must be filed.

(c)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among the Registrant, TissueInformatics.Inc and TVM V Life Science Ventures GmbH & Co., KG dated January 29, 2004.

2.2	First Amendment to the Agreement and Plan of Merger by and between the Registrant and TissueInformatics.Inc. dated March 10, 2004.

SIGNATURES

Pursuant to the requirements of The Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paradigm Genetics, Inc. (Registrant)

Date: March 23, 2004	/s/ PHILIP R. ALFANO

Philip R. Alfano Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among the Registrant, TissueInformatics.Inc and TVM V Life Science Ventures GmbH & Co., KG dated January 29, 2004.

2.2	First Amendment to the Agreement and Plan of Merger by and between the Registrant and TissueInformatics.Inc. dated March 10, 2004.